<SEQUENCE>1
<FILENAME>locm_sc13G/A.txt


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A

                               AMENDMENT No. 1

                    Under the Securities Exchange Act of 1934

                              Local.com Corporation
                                (Name of Issuer)

                   Common Stock, $0.00001 par value per share
                         (Title of Class of Securities)

                                    53954R105
                                 (CUSIP Number)

                                  December 31, 2007
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                             Page 1 of  9  Pages

CUSIP No. 53954R105                   13G/A                  Page 2 of 9 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Hudson Bay Fund, LP
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

            Series A Warrants to purchase 86,000 shares of Common Stock.

            Series B Warrants to purchase 86,000 shares of Common Stock.

OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:  (8)  SHARED DISPOSITIVE POWER

                  Series A Warrants to purchase 86,000 shares of Common Stock

                  Series B Warrants to purchase 86,000 shares of Common Stock

-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

            Series A Warrants to purchase 86,000 shares of Common Stock.

            Series B Warrants to purchase 86,000 shares of Common Stock.

-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
             1.20%   (See Item 4)
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-------------------------------------------------------------------------------

CUSIP No. 53954R105                   13G/A                  Page 3 of  9 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Hudson Bay Overseas Fund, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 185,380 shares of Common Stock.

                   Series B Warrants to purchase 185,380 shares of Common Stock.

OWNED BY       ________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      ________________________________________________________________

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 185,380 shares of Common Stock.

                   Series B Warrants to purchase 185,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Series A Warrants to purchase 185,380 shares of Common Stock.

            Series B Warrants to purchase 185,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
             2.54%  (See Item 4)
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            CO
-------------------------------------------------------------------------------

CUSIP No. 53954R105                   13G/A                  Page 4 of 9 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Hudson Bay Capital Management, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         ________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Series A Warrants to purchase 271,380 shares of Common Stock.

            Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.68% (See Item 4)
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-------------------------------------------------------------------------------

CUSIP No. 53954R105                   13G/A                  Page 5 of  9 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Sander Gerber
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         ________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Series A Warrants to purchase 271,380 shares of Common Stock.

            Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
          3.68% (See Item 4)
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-------------------------------------------------------------------------------

CUSIP No. 53954R105                   13G/A                  Page 6 of  9 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Yoav Roth
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Israel
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Series A Warrants to purchase 271,380 shares of Common Stock.

            Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.68%  (See Item 4)
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-------------------------------------------------------------------------------

CUSIP No. 53954R105                   13G/A                  Page 7 of  9 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            John Doscas
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         ________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH:   (8) SHARED DISPOSITIVE POWER

                   Series A Warrants to purchase 271,380 shares of Common Stock.

                   Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Series A Warrants to purchase 271,380 shares of Common Stock.

            Series B Warrants to purchase 271,380 shares of Common Stock.

-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
           3.68% (See Item 4)
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-------------------------------------------------------------------------------

CUSIP No. 53954R105                   13G/A                  Page 8 of  9  Pages



This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G filed on August 10, 2007 (as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.00001 per share
(the "Common Stock") of Local.com Corporation, a Delaware corporation
 (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.


Item 4. Ownership

               Provide the following information regarding the aggregate nuimber and percentage of the class of securities of the issuer identified in Item 1.

          The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereton and is incorporated herein by reference for each such Reporting Person.


          The Company's Registration Statement filed on Form S-3 on January 11, 2008 indicates that as of December 31, 2007, there were 14,204,110 shares of Common Stock outstanding.
          The percentages set forth on Row 11 of the cover page for each Reporting Person is based on the Company's outstanding shares of Common Stock and assumes the exercise of the reported warrants.


         The Investment Manager, which serves as the investment manager to the Hudson Bay Funds, may be deemed to be the beneficial owner of all Shares owned by the Hudson Bay Funds. Each of the Reporting Individuals, as executive officers of the Investment Manager with the power to exercise investment discretion, may be deemed to be the beneficial owner of all Shares owned by the Hudson Bay Funds. Each of the Investment Manager and the Reporting Individuals hereby disclaims any beneficial ownership of any such Shares, except for their pecuniary interest therein.


Item 5.  Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 53954R105                   13G/A                  Page 9 of  9  Pages

		SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 16, 2008


HUDSON BAY FUND, LP                     HUDSON BAY OVERSEAS FUND, LTD.

By: /s/ Yoav Roth                       By: /s/ Yoav Roth
-----------------                       -----------------
Name:  Yoav Roth                        Name:  Yoav Roth
Title  Principal and Portfolio Manager  Title  Principal and Portfolio Manager

HUDSON BAY CAPITAL MANAGEMENT, L.P.

By: /s/ Yoav Roth                       /s/ Sander Gerber
-----------------                       -----------------
Name:  Yoav Roth                 SANDER GERBER
Title  Principal and Portfolio Manager



/s/ Yoav Roth                          /s/ John Doscas
-------------                           -----------------
YOAV ROTH                               JOHN DOSCAS